Exhibit 99.1

Libbey Inc. 300 Madison Ave Toledo, OH 43699

NEWS RELEASE

CORPORATE CONTACTS:	INVESTOR INQUIRIES:
Joe Huhn, Vice President, Investor Relations	Chris Hodges or Sam Gibbons
(419) 325-2205	Alpha IR Group
jhuhn@libbey.com	(312) 445-2870
LBY@alpha-ir.com
Jamie Burt, Media
(419) 325-2672
jburt@libbey.com

FOR IMMEDIATE RELEASE
TUESDAY, NOVEMBER 6, 2018

LIBBEY INC. ANNOUNCES THIRD-QUARTER RESULTS

Net sales grew for fourth consecutive quarter, up 1.8 percent or 2.9 percent adjusted for currency; Company expects to achieve the lower end of full-year profitability outlook

TOLEDO, OHIO, November 6, 2018--Libbey Inc. (NYSE American: LBY), one of the world's largest glass tableware manufacturers, today reported results for the third quarter ended September 30, 2018.

Third-quarter 2018 Financial & Operating Highlights

•	Net sales were $190.8 million, compared to $187.3 million in the prior-year period, a 1.8 percent increase (or an increase of 2.9 percent, excluding a $2.0 million currency impact).

•
Net loss was $5.0 million, compared to a net loss of $78.8 million in the third quarter of 2017. Included in third-quarter 2017 results was a $79.7 million non-cash goodwill impairment charge associated with the Latin America segment.

•	New products, defined as products introduced within the previous 36 months, contributed $15.9 million in sales, or 8.3 percent of total net sales, during the third quarter.

•	E-commerce sales were approximately 12.0 percent of total U.S. & Canada retail sales, an increase of 46.4 percent compared to the third quarter of 2017.

•	Adjusted EBITDA (see Table 1) was $16.1 million, compared to $20.0 million in the third quarter of 2017.

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Libbey Inc.

“We were pleased to see many of the positive trends we observed across our business during the first half of the year continue during the third quarter, and we were able to deliver a fourth consecutive quarter of year-over-year net sales growth,” said Chief Executive Officer William Foley. “Our efforts to improve product margins remain on track, driven by our new products and e-commerce initiatives along with favorable price and mix. We also believe price competition across the industry remains in balance, and we’re maintaining our track record of outperforming foodservice industry sales growth, which gives us confidence that our market share is increasing.”
Foley continued, “Our performance in the back half of this year has been impacted by increased storage costs associated with higher inventory, increased utility costs and production downtime to reduce inventory. We have actions in place to lower costs and our inventory levels while ensuring our best-in-class service for customers. In addition, currency translation, most notably in Latin America, had a significant impact on third-quarter results compared to our prior year. Despite these short-term impacts, we’re entering the upcoming holiday selling season with great momentum behind our products in the marketplace, and we expect to enter fiscal year 2019 well positioned to stay on track with our long-term financial goals.”

Three months ended September 30, (dollars in thousands)	Net Sales		Increase/(Decrease)		Currency Effects	Constant Currency Sales Growth (Decline)
	2018	2017	$ Change	% Change
U.S. & Canada	$115,304	$112,252	$3,052	2.7%	$(5)	2.7%
Latin America	35,406	35,339	67	0.2%	(1,449)	4.3%
EMEA	33,289	33,743	(454)	(1.3)%	(397)	(0.2)%
Other	6,776	6,005	771	12.8%	(150)	15.3%
Consolidated	$190,775	$187,339	$3,436	1.8%	$(2,001)	2.9%

•
Net sales in the U.S. & Canada segment increased 2.7 percent, driven by favorable price and product mix sold in the foodservice and business-to-business channels, as well as improved channel mix and volume in the segment.

•
In Latin America, net sales increased 0.2 percent (an increase of 4.3 percent excluding currency fluctuation) as a result of higher volume and favorable pricing, offset primarily by unfavorable currency impacts.

•
Net sales in the EMEA segment decreased 1.3 percent driven primarily by lower volume. Partially offsetting the decrease was favorable price and product mix on product sold across all channels, as well as favorable channel mix.

•	Net sales in Other increased 12.8 percent as a result of higher sales volume and favorable price and mix in China.

•
The Company’s effective tax rate was (54.9) percent for the third quarter of 2018, compared to (3.6) percent in the prior-year quarter. The change in the effective tax rate was driven by differing levels of pretax income, significantly higher non-deductible expenses in the prior-year quarter including a $79.7 million impairment of goodwill in our Mexico reporting unit, and the timing and mix of pretax income earned in tax jurisdictions with varying tax rates differing from that forecasted for the full year.

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Libbey Inc.

First Nine Months of 2018 Financial & Operating Highlights

Nine months ended September 30, (dollars in thousands)	Net Sales		Increase/(Decrease)		Currency Effects	Constant Currency Sales Growth (Decline)
	2018	2017	$ Change	% Change
U.S. & Canada	$351,719	$343,452	$8,267	2.4%	$72	2.4%
Latin America	110,029	102,564	7,465	7.3%	(338)	7.6%
EMEA	103,712	90,128	13,584	15.1%	6,344	8.0%
Other	20,762	21,703	(941)	(4.3)%	838	(8.2)%
Consolidated	$586,222	$557,847	$28,375	5.1%	$6,916	3.8%

•	Net sales in the U.S. & Canada segment increased 2.4 percent, driven by favorable price and product mix sold, as well as higher volume, partially offset by unfavorable channel mix.

•
In Latin America, net sales increased 7.3 percent (an increase of 7.6 percent excluding currency fluctuation) as a result of higher volume and favorable pricing. Partially offsetting the increase is unfavorable product mix in the retail channel.

•
Net sales in the EMEA segment increased 15.1 percent and were favorably impacted by $6.3 million of currency. Also leading to the year-over-year improvement is favorable price and product mix on product sold in all three channels as well as higher sales volume in those channels.

•	Net sales in Other were down primarily as a result of lower sales volume in China, partially offset by favorable price and product mix and favorable currency impacts.

•
The Company’s effective tax rate was 314.3 percent for the first nine months of 2018, compared to (2.0) percent in the year-ago period. The change in the effective tax rate was driven by differing levels of pretax income, significantly higher non-deductible expenses in the prior year (including a $79.7 million impairment of goodwill in our Mexico reporting unit) and the timing and mix of pretax income earned in tax jurisdictions with varying tax rates differing from that forecasted for the full year. Cash taxes paid for the first nine months of 2018 and 2017 were approximately $7.2 million and $2.6 million, respectively, with the increase principally attributable to higher pretax income in Mexico.

Balance Sheet and Liquidity

•	The Company had remaining available capacity of $59.6 million under its ABL credit facility at September 30, 2018, with $32.0 million in loans outstanding and cash on hand of $19.1 million.

•
At September 30, 2018, Trade Working Capital (see Table 3), defined as inventories and accounts receivable less accounts payable, was $228.7 million, an increase of $13.1 million from $215.6 million at September 30, 2017. The increase was a result of higher inventories, higher accounts receivable and lower accounts payable.

Outlook
Today, the Company affirmed its previously provided full-year 2018 sales outlook and expects to achieve the lower end of its full-year profitability outlook. As of the date of this news release, the Company now expects:

•	Net sales increase in the low-single digits, compared to full-year 2017 sales, on a reported basis;

•	Adjusted EBITDA margins (see Table 6) at the lower end of the previously communicated 10 percent to 11 percent range;

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Libbey Inc.

•	Capital expenditures near $50 million, which is at the low end of the previously estimated $50 million to $55 million range; and

•	Adjusted selling, general and administrative expense in the range of 15.5 percent to 16.0 percent of net sales.
Jim Burmeister, senior vice president, chief financial officer, commented, “Cost controls implemented across the business have enabled us to improve our full-year outlook for selling, general, and administrative expenses as a percent of net sales for the second consecutive quarter. These improvements will offset the higher operating costs previously mentioned and improve financial performance in the fourth quarter. We also expect capital spending to come in at the low end of our previously communicated range which will help offset higher inventory. In addition to our focus on improving operating performance, we remain committed to pursuing a capital allocation strategy that assigns greater priority to debt reduction while maintaining appropriate levels of investment in strategic initiatives that are expected to enhance long-term value for shareholders.”

Webcast Information
Libbey will hold a conference call for investors on Tuesday, November 6, 2018, at 11 a.m. Eastern Standard Time. The conference call will be webcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software.

About Libbey Inc.
Based in Toledo, Ohio, Libbey Inc. is one of the largest glass tableware manufacturers in the world. Libbey Inc. operates manufacturing plants in the U.S., Mexico, China, Portugal and the Netherlands. In existence since 1818, the Company supplies tabletop products to retail, foodservice and business-to-business customers in over 100 countries. Libbey's global brand portfolio, in addition to its namesake brand, includes Libbey Signature®, Master's Reserve®, Crisa®, Royal Leerdam®, World® Tableware, Syracuse® China, and Crisal Glass®. In 2017, Libbey Inc.'s net sales totaled $781.8 million. Additional information is available at www.libbey.com.

Use of Non-GAAP Financial Measures
To supplement the condensed financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP), we use non-GAAP measures of certain components of financial performance. These non-GAAP measures include Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Trade Working Capital, Adjusted Selling, General & Administrative Expense (Adjusted SG&A), Adjusted SG&A Margin and our Debt Net of Cash to Adjusted EBITDA Ratio. Reconciliations to the nearest U.S. GAAP measures of all non-GAAP measures included in this press release can be found in the tables below.

Our non-GAAP measures, as defined below, are used by analysts, investors and other interested parties to compare our performance with the performance of other companies that report similar non-GAAP measures. Libbey believes these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of core business operating results. We believe the non-GAAP measures, when viewed in conjunction with U.S. GAAP results and the accompanying reconciliations, enhance the comparability of results against prior periods and allow for additional transparency of financial results and business outlook. In addition, we use non-GAAP data internally to assess performance and facilitate management's internal comparison of our financial performance to that of prior periods, as well as trend analysis for budgeting and planning purposes. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Furthermore, our non-GAAP measures may not be comparable to similarly titled measures reported by other companies and may have limitations as an analytical tool. We define our non-GAAP measures as follows:

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•
We define Adjusted EBITDA and Adjusted EBITDA Margin as U.S. GAAP net income (loss) plus interest expense, provision for income taxes, depreciation and amortization, and special items, when applicable, that Libbey believes are not reflective of our core operating performance.

•	We define Trade Working Capital as net accounts receivable plus net inventories less accounts payable.

•	We define Adjusted SG&A and Adjusted SG&A Margin as U.S. GAAP selling, general and administrative expenses less special items that Libbey believes are not reflective of our core operating performance.

•
We define our Debt Net of Cash to Adjusted EBITDA Ratio as gross debt before unamortized discount and finance fees, less cash and cash equivalents, divided by last twelve months Adjusted EBITDA (defined above).

Constant Currency
We translate revenue and expense accounts in our non-U.S. operations at current average exchange rates during the year. References to "constant currency," "excluding currency impact" and "adjusted for currency" are considered non-GAAP measures. Constant currency references regarding net sales reflect a simple mathematical translation of local currency results using the comparable prior period’s currency conversion rate. Constant currency references regarding Adjusted EBITDA and Adjusted EBITDA Margin comprise a simple mathematical translation of local currency results using the comparable prior period's currency conversion rate plus the transactional impact of changes in exchange rates from revenues, expenses and assets and liabilities that are denominated in a currency other than the functional currency. We believe this non-GAAP constant currency information provides valuable supplemental information regarding our core operating results, better identifies operating trends that may otherwise be masked or distorted by exchange rate changes and provides a higher degree of transparency of information used by management in its evaluation of our ongoing operations. These non-GAAP measures should be viewed in addition to, and not as an alternative to, the reported results prepared in accordance with U.S. GAAP. Our currency market risks include currency fluctuations relative to the U.S. dollar, Canadian dollar, Mexican peso, euro and RMB.

Caution on Forward-Looking Statements
This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements. Investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on March 1, 2018. Important factors potentially affecting performance include but are not limited to risks related to increased competition from foreign suppliers endeavoring to sell glass tableware, ceramic dinnerware and metalware in our core markets; global economic conditions and the related impact on consumer spending levels; major slowdowns or changes in trends in the retail, travel, restaurant and bar or entertainment industries that impact demand for our products; inability to meet the demand for new products; material restructuring charges related to involuntary employee terminations, facility abandonments, or other various restructuring activities; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; our ability to borrow under our ABL credit agreement; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the euro that could

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reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of exchange rate changes to the value of the euro, the Mexican peso, the RMB and the Canadian dollar and the earnings and cash flows of our international operations, expressed under U.S. GAAP; the effect of high levels of inflation in countries in which we operate or sell our products; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; the failure of our investments in e-commerce, new technology and other capital expenditures to yield expected returns; failure to prevent unauthorized access, security breaches and cyber attacks to our information technology systems; compliance with, or the failure to comply with, legal requirements relating to health, safety and environmental protection; our failure to protect our intellectual property; and the inability to effectively integrate future business we acquire or joint ventures into which we enter. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.

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Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,
	2018	2017 (1)

Net sales	$190,775	$187,339
Freight billed to customers	780	1,058
Total revenues	191,555	188,397
Cost of sales	154,315	150,396
Gross profit	37,240	38,001
Selling, general and administrative expenses	33,336	29,460
Goodwill impairment	—	79,700
Income (loss) from operations	3,904	(71,159)
Other income (expense)	(1,453)	193
Earnings (loss) before interest and income taxes	2,451	(70,966)
Interest expense	5,652	5,118
Loss before income taxes	(3,201)	(76,084)
Provision for income taxes	1,758	2,731
Net loss	$(4,959)	$(78,815)

Net loss per share:
Basic	$(0.22)	$(3.57)
Diluted	$(0.22)	$(3.57)
Dividends declared per share	$—	$0.1175

Weighted average shares:
Basic	22,223	22,075
Diluted	22,223	22,075
___________________________

(1)
In connection with our January 1, 2018 adoption of ASU 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-retirement Benefit Cost, we reclassed the 2017 non-service cost components of pension and post-retirement benefit costs previously reported within income from operations to other income (expense).

Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(unaudited)

	Nine months ended September 30,
	2018	2017 (1)

Net sales	$586,222	$557,847
Freight billed to customers	2,475	2,481
Total revenues	588,697	560,328
Cost of sales	471,294	449,737
Gross profit	117,403	110,591
Selling, general and administrative expenses	98,396	96,875
Goodwill impairment	—	79,700
Income (loss) from operations	19,007	(65,984)
Other income (expense)	(980)	(3,445)
Earnings (loss) before interest and income taxes	18,027	(69,429)
Interest expense	16,192	15,123
Income (loss) before income taxes	1,835	(84,552)
Provision for income taxes	5,767	1,665
Net loss	$(3,932)	$(86,217)

Net loss per share:
Basic	$(0.18)	$(3.92)
Diluted	$(0.18)	$(3.92)
Dividends declared per share	$0.1175	$0.3525

Weighted average shares:
Basic	22,162	22,015
Diluted	22,162	22,015

____________________________________

(1)
In connection with our January 1, 2018 adoption of ASU 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-retirement Benefit Cost, we reclassed the 2017 non-service cost components of pension and post-retirement benefit costs previously reported within income from operations to other income (expense).

Libbey Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	September 30, 2018	December 31, 2017
	(unaudited)
ASSETS:
Cash and cash equivalents	$19,088	$24,696
Accounts receivable — net	91,082	89,997
Inventories — net	210,591	187,886
Prepaid and other current assets	18,051	12,550
Total current assets	338,812	315,129
Pension asset	4,249	2,939
Purchased intangible assets — net	13,685	14,565
Goodwill	84,412	84,412
Deferred income taxes	25,482	24,892
Other assets	9,429	9,627
Property, plant and equipment — net	264,057	265,675
Total assets	$740,126	$717,239

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$72,927	$78,346
Salaries and wages	27,171	27,409
Accrued liabilities	51,568	43,223
Accrued income taxes	4,798	1,862
Pension liability (current portion)	2,286	2,185
Non-pension post-retirement benefits (current portion)	4,181	4,185
Derivative liability	—	697
Long-term debt due within one year	4,400	7,485
Total current liabilities	167,331	165,392
Long-term debt	406,252	376,905
Pension liability	41,295	43,555
Non-pension post-retirement benefits	48,599	49,758
Deferred income taxes	1,864	1,850
Other long-term liabilities	12,616	12,885
Total liabilities	677,957	650,345

Common stock and capital in excess of par value	335,083	333,231
Retained deficit	(167,417)	(161,165)
Accumulated other comprehensive loss	(105,497)	(105,172)
Total shareholders’ equity	62,169	66,894
Total liabilities and shareholders’ equity	$740,126	$717,239

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Nine months ended September 30,
	2018	2017
Operating activities:
Net loss	$(3,932)	$(86,217)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	34,389	33,616
Goodwill impairment	—	79,700
Loss on asset sales and disposals	256	224
Change in accounts receivable	(1,688)	(2,000)
Change in inventories	(24,445)	(25,944)
Change in accounts payable	(5,139)	3,283
Accrued interest and amortization of discounts and finance fees	801	929
Pension & non-pension post-retirement benefits, net	1,154	3,007
Accrued liabilities & prepaid expenses	6,938	8,716
Income taxes	(1,662)	(1,942)
Share-based compensation expense	2,127	2,930
Other operating activities	(1,213)	(94)
Net cash provided by operating activities	7,586	16,208

Investing activities:
Additions to property, plant and equipment	(35,123)	(39,140)
Net cash used in investing activities	(35,123)	(39,140)

Financing activities:
Borrowings on ABL credit facility	78,850	21,004
Repayments on ABL credit facility	(46,876)	(12,277)
Other repayments	(3,077)	(632)
Repayments on Term Loan B	(3,300)	(18,300)
Stock options exercised	5	466
Taxes paid on distribution of equity awards	(304)	(623)
Dividends	(2,595)	(7,762)
Other financing activities	—	888
Net cash provided by (used in) financing activities	22,703	(17,236)

Effect of exchange rate fluctuations on cash	(774)	731
Decrease in cash	(5,608)	(39,437)

Cash & cash equivalents at beginning of period	24,696	61,011
Cash & cash equivalents at end of period	$19,088	$21,574

In accordance with the SEC’s Regulation G, the following tables provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related U.S. GAAP measure. See the above text for additional information on our non-GAAP measures. Although Libbey believes that the non-GAAP financial measures presented enhance investors' understanding of Libbey's business and performance, these non-GAAP measures should not be considered an alternative to U.S. GAAP.

Table 1
Reconciliation of Net Loss to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)
(dollars in thousands)
(unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Reported net loss (U.S. GAAP)	$(4,959)	$(78,815)	$(3,932)	$(86,217)
Add:
Interest expense	5,652	5,118	16,192	15,123
Provision for income taxes	1,758	2,731	5,767	1,665
Depreciation and amortization	11,270	11,233	34,389	33,616
Add special items before interest and taxes:
Fees associated with strategic initiative (1)	2,341	—	2,341	—
Goodwill impairment (2)	—	79,700	—	79,700
Reorganization charges (3)	—	—	—	2,488
Adjusted EBITDA (non-GAAP)	$16,062	$19,967	$54,757	$46,375

Net sales	$190,775	$187,339	$586,222	$557,847
Net loss margin (U.S. GAAP)	(2.6)%	(42.1)%	(0.7)%	(15.5)%
Adjusted EBITDA margin (non-GAAP)	8.4%	10.7%	9.3%	8.3%
_____________________
(1) Legal and professional fees associated with a strategic initiative that we terminated during the third quarter.
(2) Non-cash goodwill impairment charge recorded in our Latin America segment.
(3) Workforce reorganization as a part of our cost savings initiatives.

Table 2
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(dollars in thousands)
(unaudited)
	Nine months ended September 30,
	2018	2017
Net cash provided by operating activities (U.S. GAAP)	$7,586	$16,208
Net cash used in investing activities (U.S. GAAP)	(35,123)	(39,140)
Free Cash Flow (non-GAAP)	$(27,537)	$(22,932)

Table 3
Reconciliation to Trade Working Capital
(dollars in thousands)
(unaudited)
	September 30, 2018	December 31, 2017	September 30, 2017

Accounts receivable — net	$91,082	$89,997	$89,084
Inventories — net	210,591	187,886	200,181
Less: Accounts payable	72,927	78,346	73,645
Trade Working Capital (non-GAAP)	$228,746	$199,537	$215,620

Table 4
Summary Business Segment Information
(dollars in thousands) (unaudited)	Three months ended September 30,		Nine months ended September 30,
Net Sales:	2018	2017	2018	2017

U.S. & Canada (1)	$115,304	$112,252	$351,719	$343,452
Latin America (2)	35,406	35,339	110,029	102,564
EMEA (3)	33,289	33,743	103,712	90,128
Other (4)	6,776	6,005	20,762	21,703
Consolidated	$190,775	$187,339	$586,222	$557,847

Segment Earnings Before Interest & Taxes (Segment EBIT) (5) :
U.S. & Canada (1)	$7,538	$10,761	$25,620	$33,307
Latin America (2)	1,727	3,721	11,310	2,549
EMEA (3)	1,358	1,482	4,984	(1,412)
Other (4)	852	(1,529)	383	(3,598)
Segment EBIT	$11,475	$14,435	$42,297	$30,846

Reconciliation of Segment EBIT to Net Loss:
Segment EBIT	$11,475	$14,435	$42,297	$30,846
Retained corporate costs (6)	(6,683)	(5,701)	(21,929)	(18,087)
Goodwill impairment	—	(79,700)	—	(79,700)
Fees associated with strategic initiative	(2,341)	—	(2,341)	—
Reorganization charges	—	—	—	(2,488)
Interest expense	(5,652)	(5,118)	(16,192)	(15,123)
Provision for income taxes	(1,758)	(2,731)	(5,767)	(1,665)
Net loss	$(4,959)	$(78,815)	$(3,932)	$(86,217)

Depreciation & Amortization:
U.S. & Canada (1)	$3,850	$2,850	$10,289	$9,016
Latin America (2)	4,208	4,850	13,412	13,757
EMEA (3)	1,835	1,816	5,784	5,508
Other (4)	992	1,138	3,615	3,821
Corporate	385	579	1,289	1,514
Consolidated	$11,270	$11,233	$34,389	$33,616

(1) U.S. & Canada—includes sales of manufactured and sourced tableware having an end-market destination in the U.S and Canada, excluding glass products for Original Equipment Manufacturers (OEM), which remain in the Latin America segment.
(2) Latin America—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Latin America, as well as glass products for OEMs regardless of end-market destination.
(3) EMEA—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Europe, the Middle East and Africa.
(4) Other—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Asia Pacific.
(5) Segment EBIT represents earnings before interest and taxes and excludes amounts related to certain items we consider not representative of ongoing operations as well as certain retained corporate costs and other allocations that are not considered by management when evaluating performance. Segment EBIT also includes an allocation of manufacturing costs for inventory produced at a Libbey facility that is located in a region other than the end market in which the inventory is sold. This allocation can fluctuate from year to year based on the relative demands for products produced in regions other than the end markets in which they are sold.
(6) Retained corporate costs include certain headquarter, administrative and facility costs, and other costs that are not allocable to the reporting segments.

Table 5
Reconciliation of Net Loss to Adjusted EBITDA and Debt Net of Cash to Adjusted EBITDA Ratio
(dollars in thousands)
(unaudited)
	Last twelve months ended September 30, 2018	Year ended December 31, 2017	Last twelve months ended September 30, 2017

Reported net loss (U.S. GAAP)	$(11,083)	$(93,368)	$(88,466)
Add:
Interest expense	21,469	20,400	20,382
Provision for income taxes	19,900	15,798	7,373
Depreciation and amortization	46,317	45,544	45,433
Special items before interest and taxes	2,341	82,188	85,154
Adjusted EBITDA (non-GAAP)	$78,944	$70,562	$69,876

Reported debt on balance sheet (U.S. GAAP)	$410,652	$384,390	$398,882
Plus: Unamortized discount and finance fees	2,622	3,295	3,588
Gross debt	413,274	387,685	402,470
Less: Cash and cash equivalents	19,088	24,696	21,574
Debt net of cash	$394,186	$362,989	$380,896

Debt Net of Cash to Adjusted EBITDA Ratio (non-GAAP)	5.0x	5.1 x	5.5 x

Table 6
2018 Outlook
Reconciliation of Net Loss margin to Adjusted EBITDA Margin
(percent of estimated 2018 net sales)
(unaudited)
Outlook for the year ended December 31, 2018
Net loss margin (U.S. GAAP)	(1.0%) - (0.7%)
Add:
Interest expense	2.7%
Provision for income taxes	2.4% - 3.1%
Depreciation and amortization	5.6%
Special items before interest and taxes	0.3%
Adjusted EBITDA Margin (non-GAAP)	10.0% - 11.0%

Table 7
Adjusted SG&A Margin
(percent of net sales)
(unaudited)
	Outlook for the year ended December 31, 2018	Year ended December 31, 2017
SG&A margin (U.S. GAAP)	15.8% - 16.3%	16.0%
Deduct special items in SG&A expenses:
Fees associated with strategic initiative	(0.3)%	—%
Reorganization charges	—%	(0.3)%
Adjusted SG&A Margin (non-GAAP)	15.5% - 16.0%	15.7%